EXHIBIT 10.13B

                        SETTLEMENT AND RELEASE AGREEMENT

         SETTLEMENT AND RELEASE AGREEMENT dated as of October 15, 2004 (this "AGREEMENT"), by and among INFOCROSSING, INC., a Delaware corporation (the "COMPANY") and Jim Cortens, an individual ("EXECUTIVE").


                              W I T N E S S E T H:
                               - - - - - - - - - -


         WHEREAS the Company and Executive are parties to an Employment Agreement pursuant to which Executive serves as the Executive Vice President of the Company (the "Employment Agreement"); and

         WHEREAS certain events have occurred and certain disputes have arisen between the Company and Executive which have caused the Company and Executive to conclude that it is in their mutual best interests to terminate the employment relationship between them; and

         WHEREAS the Company and Executive do, in fact, desire to terminate their employment relationship and to settle any and all outstanding claims among them; and

         WHEREAS the Company and Executive acknowledge that this Agreement supercedes and replaces the Employment Agreement;

         WHEREAS, each party hereto, having been afforded the opportunity to be represented by counsel of its choice, has determined that a comprehensive and final settlement of any and all claims among them is in the parties mutual best interests.

         NOW THEREFORE, in consideration of the mutual covenants, agreements and releases set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed between the parties as follows:

                                    ARTICLE I

                                   DEFINITIONS

         As used herein, the following terms shall have the following meanings:

         "Affiliated Party" shall mean, with respect to any person or legal entity, any spouse, heir, executor, administrator, successor assignee, subsidiary, affiliate (as such term is defined under Rule 12b-2 under the Exchange Act), officer, director, shareholder employee, agent or representative (including any person or entity acting as legal counsel) of such person or legal entity.

         "Agreement" shall have the meaning set forth in the preamble hereto.

         "Applicable Law" means (a) any United States federal, state, local or foreign law, statute, rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority and (b) any rule or listing requirement of any applicable national stock exchange or listing requirement of any national stock exchange or Commission recognized trading market on which securities issued by the Company is listed or quoted.

         "Executive" shall have the meaning set forth in the preamble hereto.

         "Claim" means any allegation, action, obligation, cause of action, right of action, suit, debt, dues, sum of money, account, reckoning, bond, bill, specialty, covenant, contract, controversy, agreement, promise, variance, trespass, damages, judgment, expense, execution, claim or demand whatsoever, whether in law, equity or admiralty and whether in contract or in tort.


         "Closing Date" shall mean the date that is eight days after the execution and delivery of this Agreement by each of the parties hereto.

         "COBRA" means Section 4980B of the Internal Revenue Code of 1986, as amended, and Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended.

         "Commission" means the United States Securities and Exchange
Commission.

         "Company" shall have the meaning set forth in the preamble hereto.

         "Confidential Information" shall have the meaning set forth in Section
4.3 hereof.

         "Employment Agreement" shall have the meaning set forth in the recitals hereto.

         "Governmental Authority" means (i) any foreign, federal, state or local court or governmental or regulatory agency or authority, (ii) any arbitration board, tribunal or mediator and (iii) any national stock exchange or Commission recognized trading market on which securities issued by the Company are listed or quoted.

         "Person" means any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof, or other entity.

                                   ARTICLE II

                               TERMS OF SETTLEMENT

         Section 2.1. Salary and Benefits; Termination of Employment. The Company shall pay to Executive all of his normal base salary (but not any bonus) and benefits through October 15, 2004. Said payments shall be in the ordinary course of the Company's business and in accordance with customary practices. The parties hereto agree that October 15, 2004, shall be deemed to be Executive's last day of employment by the Company and that his employment shall be deemed to have terminated as of 5:00 p.m. Pacific Daylight Time. The Company shall pay to Executive, in each case less applicable withholdings, $16,134.62 representing deferred salary and $20,627.40 representing accumulated, but unused, paid time-off of 171.62 hours. The unused paid time-off includes the amount accrued by ITO Acquisition Corporation d/b/a Systems Management Specialists ("SMS") as of the time that the Company acquired SMS. Although the Company believes that Executive waived his right to the amount representing deferred salary and the level of unused paid time-off does not properly reflect actual time-off taken by Executive, the Company waives any Claim with respect thereto. Executive agrees the determination of the gross sums payable with respect to deferred salary and unused paid time-off are correct. The Company also shall pay to Executive as severance (a) $93,750, less applicable withholdings, and (b) nine monthly payments of $10,416.67, less applicable withholdings, (the "Monthly Severance Payments") beginning on November 15, 2004; provided, however, that no Monthly Severance Payments shall be due with respect to which Executive has entered into an employment relationship with any other party. All parties agree that Executive shall have no claim for any item of compensation (including, without limitation, any salary, bonus, accrued and unused vacation pay or benefits) for any period after October 15, 2004, except as expressly set forth in this Agreement.

         Section 2.2. Medical Insurance. From and after the date the Closing Date through the earlier to occur of (a) July 15, 2005 or (b) the date on which Executive obtains employment with another employer pursuant to which he is eligible to receive, the Company shall pay the cost of any COBRA or equivalent coverage elected by Executive under the Company's existing employee medical insurance coverage. Executive hereby agrees that he shall, within seven days of obtaining alternate employment pursuant to which he is eligible to receive medical insurance, notify the Company that he has obtained such employment and the Company's obligation to provide medical insurance hereunder shall thereafter cease.

         Section 2.3. Resignations; Compensation Matters. Executive hereby agrees that, on the Closing Date, he shall resign each of his positions as an employee, officer, director, agent or representative of the Company (including, but not limited to all positions or memberships in trade associations, if any, held solely by virtue of his affiliation with the Company). From and after the Closing Date, Executive will not represent himself as being affiliated with the Company in any capacity whatsoever. In furtherance and not in limitation of this
Section 2.3, on the Closing Date Executive shall execute and deliver to the Company a resignation letter substantially in the form of Exhibit A attached hereto. Executive acknowledges that, as of the Closing Date, he has no disagreement with the Company on any matter relating to the Company's operations, policies or practices, including without limitation, with respect to any accounting matters and Executive affirms that he has not complained of and is not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by the Company.

         Section 2.4. Reimbursement of Reasonable Business Expenses. The Company shall reimburse Executive for the reasonable business expenses incurred in carrying out his duties and responsibilities as the Company's Executive Vice President under the Employment Agreement through October 15, 2004 upon presentation of expense reports and such supporting documentation as the Company customarily requires of its executives in accordance with the Company's policies for reimbursement of business expenses incurred by the Company's employees and officers.

         Section 2.5. No Further Compensation or Benefits. It is the intention of the parties that all obligations they are undertaking in settlement of their disputes are fully set forth in this Agreement, together with the Exhibits hereto, and that, notwithstanding anything to the contrary set forth in the Employment Agreement or elsewhere, no further compensation or benefits shall be due Executive from the Company or any of its Affiliated Parties. Executive and the Company each shall bear their own expenses incurred in connection with the negotiation and preparation of the Agreement.



                                   ARTICLE III

                                 MUTUAL RELEASES

Section 3.1. Release by Executive. Except for obligations specifically undertaken pursuant to this Agreement or any Exhibit hereto, Executive hereby releases and discharges each of the Company and its Affiliated Parties from all Claims which either Executive and/or any of his Affiliated Parties ever had, now have, or hereafter can, shall, or may have for, upon or by reason of the Employment Agreement. Nothing in this Agreement shall affect the respective rights and/or duties of the Company or Executive under that certain Stock Option Agreement under the Infocrossing, Inc. 2002 Stock Option and Stock Appreciation Rights Plan dated April 2, 2004, between the Company and the Executive.


         Section 3.2. Release by the Company. Except for obligations specifically undertaken pursuant to this Agreement or any Exhibit hereto, the Company hereby releases and discharges Executive and each of his Affiliated Parties from all Claims which the Company and/or any of its Affiliated Parties ever had, now have, or hereafter can, shall, or may have for, upon or by reason of the Employment Agreement, including any Claim for breach of contract or any Claim for costs, fees or other expenses, including attorneys fees, incurred in relation to the Employment Agreement.


         Section 3.3. Indemnification Rights. Notwithstanding any of the foregoing, the Company hereby agrees that Executive shall not forfeit any of his rights to indemnification to which he may be entitled in his capacity as an officer, director or employee of the Company for any actions taken by him in his capacity as an officer, director or employee of the Company during the time that he was employed by the Company.

                                   ARTICLE IV

                    SPECIAL RELEASES OF EXECUTIVE & COVENANTS

         Section 4.1. Employment Related Releases. In exchange for and in order to induce the Company to release any Claims the Company may have against him pursuant to the Employment Agreement and to induce the Company to make the payments set forth in Article II of this Agreement, effective as of the Closing Date, Executive, hereby releases and waives any and all Claims that he and his Affiliated Parties may have against the Company and its Affiliated Parties, known or unknown, existing or claimed to exist with respect to all matters relating to his employment, and separation from employment, with the Company, including, but not limited to, all allegations, Claims or violations related to severance, notice of termination, the payment of salary or benefits and all Claims arising under the following, in each case as amended: Title VII of the Civil Rights Act of 1964, as amended; The Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Employee Retirement Income Security Act of 1974, as amended; The Immigration Reform and Control Act, as amended; The Equal Pay Act of 1963; The Family and Medical Leave Act of 1993; the Civil Rights Act of 1866; The Americans with Disabilities Act of 1990, as amended; THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED; The Older Workers Benefits Protection Act, as amended; The Workers Adjustment and Retraining Notification Act, as amended; The Occupational Safety and Health Act, as amended; The Sarbanes-Oxley Act of 2002; any Applicable Executive Order programs; California Family Rights Act - Cal. Govt. Code ss. 12945.2 et seq.; California Fair Employment and Housing Act-Cal. Gov't Code ss. 12900 et seq.; California Unruh Civil Rights Act-Civ. Code ss. 51 et seq.; California Sexual Orientation Bias Law-Cal. Lab. Code ss.1101 et seq.; California AIDS Testing and Confidentiality Law-Cal. Health & Safety Code ss.120775 et seq. and ss.120975 et seq.; California Confidentiality of Medical Information-Cal. Civ. Code ss.56 et seq.; California Smokers' Rights Law-Cal. Lab. Code ss.96; California Parental Leave Law-Cal. Lab. Code ss.230.7 et seq.; California Apprenticeship Program Bias Law-Cal. Lab. Code ss.3070 et seq.; California Wage Payment Act, as amended; California Equal Pay Law-Cal. Lab. Code ss.1197.5 et seq.; California Whistleblower Protection Law-Cal. Lab. Code ss. 1102-5(a) to (c); California Military Personnel Bias Law-Cal. Mil. & Vet. Code ss.394 et seq.; California Family and Medical Leave-Cal. Lab. Code ss.233; California's Rehabilitation Leave--Cal. Lab. Code ss. 1025; California Parental Leave for School Visits Law-Cal. Lab. Code ss.230.7 et seq.; California Electronic Monitoring of Employees-Cal. Lab. Code ss.435 et seq.; California Occupational Safety and Health Act, as amended, California Labor Code ss.6300 ET SEQ., and any applicable regulations thereunder; California Consumer Reports:
Discrimination Law-Cal. Civ. Code ss.1786.10 et seq.; California Political Activities of Employees Act-Cal. Lab. Code ss.1101 et seq.; California Domestic Violence Victim Employment Leave Act-Cal. Lab. Code ss.230.1; California Time Off For Victims of Crime--Ca. Labor Code ss. 230.2; California Voting Leave Law-Cal. Elec. Code ss.14350 et seq.; California Court Leave Law-Cal. Lab. Code ss.230; California Volunteer Firefighter/Emergency Personnel Leave--Ca. Labor Code ss. 230.3;Los Angeles AIDS-Based Discrimination Ordinance, Los Angeles Municipal Ordinance ss.45.80 et seq.; the New Jersey Law Against Discrimination (N.J.S.A. 10:5-12); New Jersey Family Leave Act; New Jersey State Wage and Hour Law; New Jersey Conscientious Employee Protection Act; New Jersey Equal Pay Law; New Jersey Occupational Safety and Health Law; New Jersey Genetic Privacy Act; New Jersey Smokers' Rights Law; New Jersey Tobacco Use Discrimination Law; New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination; any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; United States, California, and New Jersey Constitutions; or any other federal, state or local statute or ordinance; or under any public policy, contract or tort, or under common law; for wrongful discharge; or arising under any practices or procedures of the Company or its Affiliated Parties; or any Claim for breach of contract, infliction of emotional distress, defamation, or any Claim for costs, fees or other expenses, including attorneys fees, incurred in these matters. Section 4.2. WAIVER OF UNKNOWN CLAIMS. This is a full and final release covering all unsuspected, unknown, undisclosed and unanticipated losses, wrongs, injuries, debts, claims or damages to Executive which may have arisen, or may arise, from any act or omission prior to the date of execution of this Agreement, and which arise out of or are related, directly or indirectly, to Executive's dealings with Company or its Affiliated Parties or any matters in Section 4.1 above. Therefore, Employee waives any and all rights or benefits which he may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

                  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Executive acknowledges that he has read this Agreement, including the waiver of California Civil Code Section 1542, that Executive understands the Agreement and the Section 1542 waiver, and so freely and knowingly enters into this Agreement. Executive acknowledges that he may hereafter discover facts different from or in addition to those he knows or now believes to be true with respect to the matters released or described in this Agreement, and he agrees that the releases and agreements contained herein shall be and will remain effective in all respects notwithstanding any later discovery of any such different or additional facts. Executive hereby assumes any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies described herein or with regard to any facts which are now unknown to Executive relating thereto.

         Section 4.3. Consideration Period; Waiver. Executive acknowledges that he has been advised that he is entitled to at least 21 days to consider this Agreement. Executive agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original 21 calendar day consideration period. In the event that he executes and delivers this Agreement prior to the expiration of the 21 day period, Executive hereby agrees such execution and delivery shall constitute a waiver of the balance of said period.

         Section 4.4. Acknowledgment of Executive Regarding Consideration. Executive hereby acknowledges and agrees that he has received good and valuable consideration for entering into this Agreement.

         Section 4.5. Confidential Information. (a) Executive hereby agrees, that except as may be required by law, to hold in strictest confidence and to not directly or indirectly publish, disseminate or otherwise disclose or allow to be disclosed, any "Confidential Information" (as defined below); PROVIDED, HOWEVER, that Executive shall have no obligation to maintain in confidence any information that is or becomes publicly available through no fault of himself. "Confidential Information" shall mean business or proprietary information (including, without limitation, business plans, financial information and other subject matter pertaining to any business of the Company or any of its affiliates) that is not commonly known in the industry. Confidential Information shall also include, for example and without limitation, confidential knowledge, data, financial information or data, marketing techniques and material, business plans, methods and strategies (whether or not patentable or reduced to practice), business operations and systems, software, computer code, flow charts, pricing policies, information concerning employees, customers and/or vendors, trade secrets, discoveries, inventions (whether or not patentable or reduced to practice), improvements, research, scientific engineering information, development, databases, know-how, show-how, designs, products, compositions, original works of authorship, prototypes, maskworks, physical materials, manufacturing processes and other information disclosed or submitted orally, in writing, or by any other media. The Confidential Information as set forth above may be in any form, including but not limited to, any intangible form such as unrecorded knowledge, information, ideas or concepts, or may be embodied in equipment or other tangible form such as documents, drawings, photographs, computer code, software or other printed or electronic media.

                  (b) Executive agrees that a breach of his obligations contained in this Section 4.5 would cause irreparable damage to the Company and any of its affiliates, the exact amount of which will be difficult to ascertain and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that if he breaches any of his obligations contained in the Section 4.5, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief, without a showing that monetary damages will not provide an adequate remedy and without being required to post a bond.

         Section 4.6. Non-Solicitation. (a) Executive agrees and acknowledges that for a period of twelve (12) months after October 15, 2004, Executive shall not, either directly or indirectly, personally, or on behalf of or in conjunction with any person or firm, divert or take away any client or customer of the Company or solicit, induce, facilitate, recruit, encourage or cause any employee, consultant, contractor, agent or representative of the Company, to leave their employment or engagement with the Company for any reason. Company and Executive acknowledge that restrictions on solicitation do not apply to Patrick A. Dolan who concurrently herewith is entering into a separate severance agreement with the Company. As indicated in Section 8(b) of the Employment Agreement, Executive acknowledged that the foregoing non-solicitation covenant was given, in part, in connection with and in consideration of the Company's acquisition of ITO Acquisition Corporation, now known as Infocrossing West, Inc., pursuant to a Stock Purchase Agreement dated as of March 3, 2004 between the Company and ITO Holdings, LLC, a California limited liability company in which Executive holds a member interest.

                  (b) Executive agrees that a breach of his obligations contained in this Section 4.6 would cause irreparable damage to the Company and any of its affiliates, the exact amount of which will be difficult to ascertain and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that if he breaches any of his obligations contained in the Section 4.6, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief, without a showing that monetary damages will not provide an adequate remedy and without being required to post a bond.

         Section 4.7. Return of Company Property. Executive agrees to return to the Company any and all documents, materials, records, computer disk or other items in his possession or control belonging to the Company or containing Confidential Information relating to the Company, to surrender to the Company any identification or credit cards, keys, telephones, equipment or other such items owned by the Company or within the lawful possession of the Company.

         Section 4.8. Continued Assistance. Executive agrees if requested by the Company, in the Company's sole discretion, to provide reasonable assistance during normal business hours during the period ending on July 15, 2005 (the "Severance Period") with the transition of management of the Company or any subsidiary of the Company including, but not limited to, matters involving customers, human resources, vendors, financial, strategic, marketing, sales, and supplier matters as well as acquisitions with respect to which the company or business acquired is owned directly or indirectly by the Company. Such reasonable assistance during the Severance Period shall not exceed twenty five
(25) hours per month; provided, however, if the Company does not use the full twenty five (25) hours available for a particular month, any unused hours shall be available for use by the Company in a subsequent month. Any continued assistance provided hereunder shall be without additional compensation except Company shall reimburse Executive for reasonable out-of-pocket costs and expenses incurred in connection with the rendering of any such assistance. Executive shall obtain Company's pre-approval of any such expenses and Company shall not unreasonably withhold approval of such expenses. Notwithstanding anything to the contrary, however, Executive will not be obligated to provide such assistance hereunder after July 15, 2005.

         Section 4.9. Expense Reports. Within 15 calendar days of the Closing Date], Executive will submit all expense reports and supporting documentation for the reasonable business expenses incurred in carrying out his duties and responsibilities as the Company's Executive Vice President under the Employment Agreement through October 15, 2004. Executive agrees that the Company will not be obligated to consider reimbursement of any expenses not reflected in such reports, time being of the essence.

                                    ARTICLE V

                                 CERTAIN MATTERS

         Section 5.1. Representation by Counsel. Each party hereto acknowledges that, at all times during the negotiation and preparation of this Agreement, including, but not limited to the releases contained in Articles III and IV hereof such party has been represented by counsel of its choice, that such party understands the contents of this Agreement and its binding effect, that such party has reviewed this Agreement with its counsel prior to the execution and delivery hereof, and intends to knowingly and voluntarily release the Claims released hereby as of the Closing Date.

         Section 5.2. Right of Revocation. Executive shall have seven (7) days following the execution of this Agreement to revoke this Agreement and this Agreement shall not become effective or enforceable and the Closing Date shall not occur until such revocation period has expired. Any revocation within this period shall be submitted in writing to the Board of Directors, as set forth in
Section 7.5. The revocation must be in writing and must be personally delivered, or mailed and post marked, within seven (7) days of the execution and delivery of this Agreement. No payments provided for herein will be made until the Closing Date. If this Agreement is revoked by Executive during such revocation period, then this Agreement shall be void and of no effect. At the Closing Date, and in the absence of a revocation under this Section 5.2, Executive will confirm that he has elected not to revoke this Agreement by delivering a letter to the Company in the form attached as Exhibit B.

         Section 5.3. No Release of Claims for Failure to Perform this Agreement. For the avoidance of doubt, each party expressly acknowledges and agrees that no party hereto is releasing any Claim arising out of the failure of any party hereto to perform any obligation which such party is expressly required to perform under this Agreement.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

         Section 6.1. Representations and Warranties of Executive. Executive hereby represents and warrants to the Company on the date hereof and on and as of the Closing Date as follows:

                  (a) Capacity. Executive has full capacity to enter into this Agreement and this Agreement constitutes his valid and legally binding obligation, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and
(ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

                  (b) No Violation; Consents. The execution, delivery and performance by Executive of this Agreement does not and will not contravene any Applicable Law to which he is subject. The execution, delivery and performance by Executive of this Agreement will not violate, result in a breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any contract to which Executive is a party or by which Executive is bound or to which any of his assets is subject.

                  (c) No Known Third Party Claims. Executive is not aware of any third party Claims or potential Claims which individually or in the aggregate are material to the Company which could be reasonably asserted against the Company or its subsidiaries, officers, directors or employees as a result of actions taken by Executive while acting as an officer or director of the Company.

         Section 6.2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser on the date hereof and on and as of the Closing Date as follows:

                  (a) Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.

                  (b) Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Company hereunder has been taken or will be taken prior to the Closing, and this Agreement constitutes, or will, upon execution hereof by the parties hereto, constitute, a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and
(ii) as limited by laws and principles relating to the availability of specific performance, injunctive relief, or other equitable remedies.

                  (c) No Violation; Consents. The execution, delivery and performance by the Company of this Agreement does not and will not contravene any Applicable Law. The execution, delivery and performance by the Company of this Agreement will not (i) violate, result in a breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any contract to which the Company is a party or by which the Company is bound or to which any of its assets is subject and (ii) will not conflict with or violate any provision of the certificate of incorporation or by-laws or other governing documents of the Company.

                  (d) No Known Third Party Claims. The Company is not aware of any third party Claims or potential Claims which individually or in the aggregate are material to Executive which could reasonably be asserted against Executive as a result of actions taken by the Company in respect of Executive during the time Executive was acting as an officer or director of the Company.

                                   ARTICLE VII

                                  MISCELLANEOUS

         Section 7.1. Expenses. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel.

         Section 7.2. Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of California applicable to agreements executed and to be performed solely within such State.

         Section 7.3. Jurisdiction. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of California, or in the United States District Courts in California, and, by execution and delivery of this Agreement, each of the parties to this Agreement consents to and accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

         Section 7.4. Captions. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

         Section 7.5. Notices. Any notice or other communication required or permitted under this Agreement shall be sufficiently given if delivered in person or sent by telecopy or by registered or certified mail, postage prepaid, addressed as follows:

If to the Company:
Infocrossing, Inc.
2 Christie Heights
Leonia, NJ  07605
Attention: Chairman of the Board


If to Executive:
Jim Cortens
c/o McDermott Will & Emery LLP
18191 Von Karman Avenue
Suite 400
Irvine, CA 92612-7107
Attention:  Thomas K. Brown, Esq.


         Section 7.6. Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective Affiliated Parties.

         Section 7.7. Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

         Section 7.8. Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         Section 7.9. Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by each of the parties hereto which makes specific reference to this Agreement.

         Section 7.10. Severability. It is the desire and intent of the parties that this Agreement, including, without limitation, the mutual releases contained herein, shall be enforced to the fullest extent permissible under the laws of the State of California. If any particular provision or portion of any provision hereof, including, without limitation, any of the mutual releases contained herein, shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed to be amended to delete herefrom any such provision or portion so adjudicated in a manner calculated to give maximum effect to the remaining provisions of this Agreement; PROVIDED that the essence of this Agreement can be maintained. No such deemed amendment of this Agreement shall in any way whatsoever affect or impair the validity, legality and enforceability of the remaining provisions hereof.

         Section 7.11. Confidentiality. (a) The Company, through its respective officers and directors, covenant and agree that they shall not knowingly issue, participate in or cause (in whole or in part) the release of any adverse information or adverse statements relating to Executive or this Agreement or the circumstances surrounding this Agreement to anyone (including but not limited to any person or entity in the business trade, media or public) except to each of their counsel, accountants or agents or as required by law or upon the prior written consent of Executive. Notwithstanding, the foregoing within two business days after the Closing Date, the Company shall cause to filed with the Commission a Form 8-K announcing the resignation of Executive and attaching this Agreement as an Exhibit thereto.

                  (b) Executive covenants and agrees that he shall not knowingly issue, participate in or cause (in whole or in part) the release of any adverse information or adverse statements relating to the Company and its affiliates and their respective officers and directors or this Agreement or the circumstances surrounding this Agreement to anyone (including, but not limited to any person or entity in the business trade, media or public) except to each of his counsel or accountant or as required by law or upon the prior written consent of the Company.

         IN WITNESS WHEREOF, the Company has caused its corporate name to be hereunto subscribed by its officer thereunto duly authorized, and Executive has signed this Agreement, all as of the day and year first above written.



                             INFOCROSSING, INC.



                              By:   /s/-ZACH LONSTEIN
                                    Name: Zach Lonstein
                                    Title:  Chairman & Chief Executive Officer





                                    /s/ JIM CORTENS
                                   Jim Cortens

                                    EXHIBIT A

                           FORM OF RESIGNATION LETTER

[Letterhead of Jim Cortens]

___________ __, 2004

Infocrossing, Inc.
2 Christie Heights Street
Leonia, New Jersey 07605

Attention:  Board of Directors



Gentlemen:

         Effective immediately, I hereby resign any and all positions which I may hold as an officer, director, agent, employee or other representative of Infocrossing, Inc (the "Company"). In addition, I hereby acknowledge that, as of the date hereof, I have no disagreement with the Company on any matter relating to the Company's operations, policies or practices, including without limitation, with respect to any accounting matters. Further, I hereby affirm that I have not complained of nor am I aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by the Company.



                                          Yours truly,



                                          -------------------------------
                                           Jim Cortens

                                    EXHIBIT B





 [Letterhead of Jim Cortens]

October __, 2004

Infocrossing, Inc.
2 Christie Heights Street
Leonia, New Jersey 07605

Attention:  Board of Directors



Gentlemen:

                  On ______________ [date] I executed a Settlement and Release Agreement between Infocrossing, Inc. (the "Company") and me. I was advised by the Company, in writing, to consult with an attorney of my choosing, prior to executing this Settlement and Release Agreement.

         More than seven (7) calendar days have elapsed since I executed the above-mentioned Settlement and Release Agreement. I have at no time revoked my acceptance or execution of that Agreement and hereby reaffirm my acceptance of that Settlement and Release Agreement. Therefore, in accordance with the terms of our Settlement and Release Agreement, I hereby request payment of the monies described in Article II of that Agreement.



                                        Yours truly,



                                        -------------------------------
                                         Jim Cortens